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FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
August 26, 2003                                      fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


        TOLL BROTHERS FINANCE CORP. TO ISSUE $250 MILLION OF SENIOR NOTES
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                        GUARANTEED BY TOLL BROTHERS, INC.
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Huntingdon Valley, PA, August 26, 2003 -- Toll Brothers, Inc. (NYSE: TOL), today announced that the Company intends to sell $250 million principal amount of Senior Notes due 2013 in a private placement. The Notes will be issued by Toll Brothers Finance Corp., a wholly-owned subsidiary, and will be guaranteed on a senior basis by Toll Brothers, Inc. and all of its subsidiaries that guarantee its current bank credit facilities and its Senior Notes due 2012.

The private placement is expected to close in early September, 2003. Subject to closing of the private placement, a portion of the net proceeds will be used to retire all of the Company's existing $100 million 7 3/4% Senior Subordinated Notes due 2007. The balance will be used for general corporate purposes, including working capital requirements.

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A. The Notes have not and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.